Exhibit 99(3)

HESS CORPORATION
FOURTH QUARTER 2010 ANALYSTS’ CONFERENCE CALL

Introduction

Hello everyone. In my remarks today, I will compare fourth quarter 2010 results to the third quarter.

Consolidated Results of Operations

The Corporation generated consolidated net income of $58 million in the fourth quarter of 2010, compared with $1,154 million in the third quarter.  Excluding the items affecting the comparability of earnings between periods, the Corporation had earnings of $398 million in the fourth quarter compared with $429 million in the third quarter.

Exploration and Production

Exploration and Production operations had income of $420 million in the fourth quarter of 2010 compared with $1,277 million in the third quarter. The fourth quarter results include an after-tax charge of $51 million related to dry hole costs associated with the Azulão exploration well located offshore Brazil on Block BM-S-22.  The costs related to this well, which were previously suspended in 2009, were expensed in the fourth quarter of 2010 following the unsuccessful Sabia well.  Third quarter results included net after-tax income of $725 million from items affecting comparability of earnings between periods.  Excluding the effect of these matters, the changes in the after-tax components of the results are as follows:

Increase
(decrease)
in earnings

Higher selling prices increased earnings by	$99

Lower sales volumes decreased earnings by	(146)

Increased cash costs reduced earnings by	(32)

Increased depreciation reduced earnings by	(16)

All other items net to an increase in earnings of	14

For an overall decrease in fourth quarter adjusted earnings of	$(81)

In the fourth quarter of 2010, our E&P operations were underlifted compared with production, resulting in decreased after-tax income in the quarter of approximately $50 million.  In addition, earnings were lower in the fourth quarter by approximately $17 million due to deliveries of natural gas to settle take or pay obligations at the JDA for volumes previously paid for by the buyers at a lower price.  All take or pay obligations with the buyers at the JDA have now been settled.

The E&P effective income tax rate was 44 percent for the quarter and the full year of 2010.

HESS CORPORATION
FOURTH QUARTER 2010 ANALYSTS’ CONFERENCE CALL

Marketing and Refining

Marketing and Refining operations generated a loss of $261 million in the fourth quarter of 2010 compared with a loss of $38 million in the third quarter.

In the fourth quarter of 2010, we have recorded an after-tax impairment charge of $289 million to reduce the carrying value of our equity investment in HOVENSA to the estimated fair value.  Excluding the impact of this impairment, refining losses were $19 million in the fourth quarter compared with $50 million in the previous quarter. The Corporation’s share of HOVENSA’s results of operations was an after-tax loss of $30 million in the fourth quarter compared with $51 million in the third quarter. During the fourth quarter, HOVENSA reduced LIFO inventories.  The effect of the LIFO inventory liquidation was to improve the Corporation’s share of HOVENSA’s results by approximately $34 million after income taxes.

Port Reading reported income of $11 million in the fourth quarter up from $2 million in the third quarter.

Marketing earnings were $37 million in the fourth quarter of 2010 compared with $40 million in the prior quarter. Trading activities generated income of $10 million in the fourth quarter compared with a loss of $28 million in the third quarter.

Corporate and Interest

Net Corporate expenses were $43 million in the fourth quarter of 2010 compared with $26 million in the third quarter. Net corporate expenses were higher in the fourth quarter primarily reflecting the timing of expenses, including insurance costs, and pension plan settlement charges related to employee retirements, partially offset by an increase in the effective state income tax rate.

After-tax interest expense was $58 million in the fourth quarter compared with $59 million in the third quarter.

HESS CORPORATION
FOURTH QUARTER 2010 ANALYSTS’ CONFERENCE CALL

Consolidated Cash Flows

Turning to cash flow –

Net cash provided by operating activities in the fourth quarter, including an increase of $444 million from changes in working capital, was	$1,478

Capital expenditures were	(2,341)

All other items amounted to an increase in cash of	118

Resulting in a net decrease in cash and cash equivalents in the fourth quarter of	$(745)

We had $1,608 million of cash and cash equivalents at December 31, 2010 and $1,362 million at December 31, 2009.  Our available revolving credit capacity was $3 billion at December 31, 2010. Total debt was $5,583 million at December 31, 2010 and $4,467 million at December 31, 2009.  The Corporation’s debt to capitalization ratio at December 31, 2010 was 24.9% compared with 24.8% at the end of 2009.

2011 Guidance

In addition to the 2011 production and capital expenditure guidance given by John Hess, I would like to provide estimates for certain 2011 metrics.  Our E&P cash operating costs are expected to be in the range of $15.00 to $16.00 per barrel of oil equivalent produced.  Depreciation, depletion and amortization charges are expected to be in the range of $14.50 to $15.50 per barrel, for a total production unit cost of $29.50 to $31.50 per barrel. Actual 2010 total production unit costs were $28.96 per barrel.  For the full year of 2011, we expect our E&P effective tax rate to be in the range of 45% to 49%.

Net corporate expenses in 2011 are estimated to be in the range of $165 to $175 million and after-tax interest expense in 2011 is anticipated to be in the range of $240 to $250 million.

This concludes my remarks.  We will be happy to answer any questions.  I will now turn the call over to the operator.

************

HESS CORPORATION
FOURTH QUARTER 2010 ANALYSTS’ CONFERENCE CALL

Cautionary Note

The forgoing prepared remarks include certain forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

Reconciliation of Segment Earnings to Earnings
Excluding Items Affecting Comparability

	Fourth Quarter	Third Quarter
	2010	2010
Exploration & Production Segment Results	$420	$1,277
Items Affecting Comparability
Gain on asset sale	-	(1,072)
Reductions in carrying values of assets	-	347
Dry hole costs for 2009 suspended well	51	-

Exploration & Production Income Excluding Items Affecting Comparability	$471	$552

Marketing & Refining Segment Results	$(261)	$(38)
Items Affecting Comparability
Impairment of equity investment	289	-

Marketing & Refining Results Excluding Items Affecting Comparability	$28	$(38)